Exhibit 10.2

June 21, 2005

Kevin Howell
[ADDRESS]

Dear Kevin:

I am pleased to confirm our offer for the position of Executive Vice President, Commercial Operations for NRG Energy, Inc. This position will report to me and is located at the Company’s corporate office located in Princeton, NJ. The key elements of our offer are summarized below:

Base Salary – Your annual salary will be $365,000 paid on a bi-weekly basis.

Start Date – Your first day of employment will be August 1, 2005.

Signing Bonus – In addition to the base salary, the company shall pay a one-time signing bonus of $350,000 (gross) payable in a single lump sum payment; provided, however, that you agree to reimburse the Company, on a pro-rata basis if prior from one year from your start date, you terminate your employment with the Company.

Personal Time Off/Holidays – You will accrue personal time off (PTO) at the rate of 16.67 hours per month for a total of 25 days per year (pro-rated). Additionally, our holiday program provides you with 8 company-scheduled holidays, and 3 annual “floating” holidays (pro-rated) that you may schedule as mutually agreed with your manager. You will receive 1 floating holiday in 2005.

Incentive – You will be eligible to participate in the NRG Incentive Plan as defined by the CEO. You will be eligible for a target incentive award of 75% of your base salary (delivered 50% cash and 50% deferred stock units) and, in addition, a stretch incentive opportunity of 25% of base salary (delivered 35% cash and 65% deferred stock units).

Long-Term Incentive – Subject to NRG Board approval, you will be eligible to participate in the NRG Long-Term Incentive Plan and will receive a one-time special hiring grant of 163,000 restricted stock units pursuant to the following schedule: (i) 20,000 units vesting each year on the grant anniversary date, which is August 1, 2005, and (ii) 63,000 units vesting on the third grant anniversary date. The terms and provisions of the plan described in this letter are governed by the legal plan document and subject to Board approval. If there are any discrepancies between this letter and the plan document, the plan document will govern.

401(k) Plan - The 401(k) plan allows pre-tax contributions of up to 100% of pay up to the maximum IRS compensation limit, with the company matching 100% of the first 3% you contribute, plus 50% of the next 2%. After tax contributions may be made as well, up to 10% of pay. The employer match is made every pay period and is 100 percent vested once credited. You are eligible to begin participating as soon as you receive your first paycheck.

Relocation – You will be provided benefits per the attached NRG Relocation Policy.

Benefits & Programs – You will be eligible to participate in NRG’s Benefits Plan and related HR programs beginning on your start date.

CIC/General Severance – Subject to NRG Board approval, you will be provided with a Change-in-Control and a General Severance benefit as defined in the respective plan document. Your Change-in-Control benefit is equal to 2.99 times your base plus maximum target annual incentive, (incentive is defined as average maximum target for 2005; for 2006, incentive is defined as average maximum target plus actual 2005 incentive payout; thereafter, a 3-year average incentive payout) and your General Severance benefit will be equal to 1.5 times your base salary. A signed general release is required to recognize payment under the above-mentioned benefit. All benefits stated here are subject to the terms and conditions as stated in the governing plan document.

Our offer of employment is contingent upon your successful completion of NRG’s reference checks, pre-employment drug screening, and security background investigation. Please note that the state of New Jersey is an employment-at-will state and signing this letter does not create a contract of employment with NRG. Your signature indicates your intent to commence employment with NRG on the date specified above.

If you have any questions regarding any aspect of this offer, please contact me at 609-524-4511.

Kevin, I am excited by the prospect of you joining NRG. I know that you will make a great contribution and we look forward to having you on our team. Please confirm receipt and acceptance of this offer by faxing a copy of this signed letter to Denise Wilson at (609) 524-4530 by July 1, 2005 and return the original signed offer letter prior to your start date.

Sincerely,

/s/ David Crane

David Crane
President & CEO
NRG Energy, Inc.

Enclosures

/s/ Kevin Howell	June 25, 2005

ACCEPTANCE	DATE

Kevin Howell